EXHIBIT 11








                              MAKE YOUR MOVE, INC.


                              FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001


                               TABLE OF CONTENTS

                                                                           PAGE




INDEPENDENT AUDITORS' REPORT.................................................F-1


BALANCE SHEET................................................................F-2


STATEMENTS OF OPERATIONS.....................................................F-3


STATEMENTS OF STOCKHOLDERS' EQUITY...........................................F-4


STATEMENTS OF CASH FLOWS.....................................................F-5


NOTES TO FINANCIAL STATEMENTS................................................F-6

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Make Your Move, Inc.
Reno, Nevada


We have audited the accompanying balance sheet of Make Your Move, Inc. (a Nevada corporation) as of September 30, 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. .

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Make Your Move, Inc. as of September 30, 2001 and the results of its operations and its cash flows for the two years then ended in conformity with auditing standards generally accepted in the United States of America.

The a ccompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered substantial recurring losses and has a minimal working capital and equity as of September 30, 2001. It is dependent upon its shareholders for all cash flow requirements, presently. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





Braverman & Company, P.C.
Prescott, Arizona
November 14, 2001

                                      F-1


                                       3
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ITEM 1. FINANCIAL STATEMENTS

As used herein, the term "Company" refers to Make Your Move, Inc. and its predecessor Pacific Sports Enterprises, Inc, a Nevada corporation.




                              MAKE YOUR MOVE, INC.
                         (a Development Stage Company)
                             CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 2001


                                    ASSETS

         CURRENT ASSETS-Cash                                          $       60
                                                                      -----------
                                                                      $       60
                                                                      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY



         CURRENT LIABILITIES                                           $       -
                                                                       ----------
         COMMITMENTS AND CONTINGENCIES

         STOCKHOLDERS' EQUITY (DEFICIT)

         Preferred stock, par value $.001, 100,000
          shares authorized, none issued                                                               -

         Common stock, par value $.001, 50,000,000
           shares authorized,12,100,000 issued and
           outstanding                                                    12,100
          Paid-in capital                                                352,900
          Contributed capital                                            193,328
          Receivable from shareholder                                   (300,000)
          (Deficit) accumulated during the development stage            (258,268)
                                                                      -----------
Total stockholders' Equity                                                    60
                                                                      -----------
                                                                       $      60
                                                                      ===========


                  SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS


                              MAKE YOUR MOVE, INC.
                         ( a Development Stage Company)
                       CONDENSED STATEMENTS OF OPERATIONS


                                                                       Cummulative
                                                                           from
                                                                       September 30,
                                              Year Ended                   1998
                                            September 30,               (Inception)
                                        ----------  ----------               to
                                          2001         2000           September 30, 2001
                                        ----------  ----------      ---------------------


REVENUES                               $        -   $        -       $                -
                                        ----------  ----------      ---------------------

EXPENSES
   General and administrative            207,298           485                   258,268
                                        ----------  ----------      ---------------------
Total expenses                           207,298           485                    258,268
                                        ----------  ----------      ---------------------
NET (LOSS)                             $(207,298)   $   (485)        $           (258,268)

                                      ============  ==========      =====================
NET (LOSS) PER SHARE                   $   (0.02)           *
                                      ============  ==========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING           10,700,000    10,000,000
                                      ============  ==========
*  less than $.01 per share


              SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS


                              MAKE YOUR MOVE, INC.
                         (a Development Stage Company)
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY                                       (Deficit)
                                                                                                     Accumulated
                                                                                        Receivable    During the
                                       Common Stock           Paid-in    Contributed     From       Development
                                 Shares             Amount     Capital      Capital     Shareholder     Stage         Total
                                 -------------------------    ---------   -----------  ------------- ------------  --------

Balances, at inception                   -     $         -   $        -    $        -  $          -  $         -   $      -
                                 ---------     -----------   ----------    ----------  ------------  -----------   --------
Balances, September 30, 1998-            -               -            -             -             -            -          -
Issuance of stock at $.005      10,000,000          10,000       40,000                                              50,000
per share
  Net (loss) for the period                                                                              (50,485)   (50,485)
                                 ---------     -----------   ----------    ----------  ------------  -----------   --------
Balances, September 30, 1999    10,000,000          10,000       40,000             -             -      (50,485)      (485)
  Net (loss) for the year                                                                                   (485)      (485)
                                 ---------     -----------   ----------    ----------  ------------  -----------   --------

Shares issued at $.15 per
share:
     For compensation              100,000             100       14,900                                              15,000
     For acquisition             2,000,000           2,000      298,000                    (300,000)
  Contributed capital                                                         193,328                               193,328
  Net (loss) for the year                                                                                (207,296) (207,298)
                                 ---------     -----------   ----------    ----------  ------------  -----------   ---------
Balances, September             12,100,000      $   12,100    $ 352,900    $  193,328  $   (300,000) $   (258,268) $     60
30, 2001                        ==========     ===========   ==========    ==========  ============  ===========   =========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS


                       MAKE YOUR MOVE, INC. (a Development
                                 Stage Company)
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                   Cummulative
                                                                                      from
                                                                                  September 30,
                                                                                      1998
                                                          Year Ended               (Inception)
                                                         September 30,                  to
                                                   ------------   ----------     ------------------
                                                       2001         2000         September 30, 2001
                                                   ------------   ----------     ------------------

 CASH FLOWS FROM OPERATING ACTIVITIES

     Net ( loss)                                    $(207,298)  $    (485)       $     (258,268)
     Adjustments to reconcile net loss to
     net cash used by operating activities:
          Common stock issued for services             15,000                            15,000
          Contributed capital                         193,328                           193,328
     Changes in operating assets and liabilities:
         Increase (decrease) in accounts payable         (970)         485                    -
                                                    -----------   ----------      -------------------
         Net Cash (Used) by Operating Activities           60            -              (49,940)
                                                    -----------   ----------      -------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from sale of common stock                                                   50,000
                                                   -----------    ----------     -------------------
       Net Cash Provided by Financing Activities                                          50,000
                                                   -----------    ----------     -------------------

NET INCREASE IN CASH                                        60           -                    60

CASH AT BEGINNING OF PERIOD,                                 -           -                     -
                                                   -----------    ----------     -------------------

CASH AT END OF PERIOD                              $        60    $      -         $          60
                                                   ===========    ==========     ===================
SUPPLEMENTAL CASH FLOWS INFORMATION

  Common stock issued in a stock exchange for
    consideration to be received                   $ 300,000                       $      300,000
                                                   ===========                    ==================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                  EXHIBIT 11-F

                              MAKE YOUR MOVE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company

Make Your Move, Inc. (the Company or MYM), formerly Pacific Sports Enterprises, Inc. was incorporated in Nevada on September 28, 1998. In April 2001, the principal shareholder of the Company sold the majority of its outstanding stock of the Company for $50,000, and an agreement for the acquired group to provide the Company with the management required by it to further the development of computerized game technology being sought after at that time. The agreement resulted in the Company replacing its existing president/Chairman of the Board with an individual who was the developer of a series of board, computerized, and online games, and related products over the last 11 years. His company, DCP, Ltd., (DCP) has agreed with MYM to pay for the incurred management services provided by MYM commencing with the date DCP achieves profitable operations and adequate cash flows for a period of three consecutive months.

On June 30, 2001, the Company issued 100,000 post-split shares of its $.001 par value common stock to DCP for the rights to integrate DCP's games and products into one or more of the products being developed, utilizing game platform, computerized, and online game technologies. This transaction was valued at $.15 per share or $15,000.

The Company has generated operating expenses furthering the development of DCP Limited's online game site and has already begun marketing efforts to begin generating membership sales. In addition, the company has generated operating expenses related to the development of the artificial intelligence for DCP Limited's computer games and changes to the computer game user interface.

The Company has been in the development stage since inception and has no earned revenues to date. In accordance with SFAS #7 it is a development stage company. Its fiscal year end is September 30.

Interim Transaction Reported and Rescission

The Company filed its June 30, 2001 Form 10-QSB disclosing a purchase transaction involving the acquisition of technology, related patents and equipment in exchange for the issuance of 2,000,000 post split shares of the Company's common stock valued at $300,000. The transaction was entered into with the understanding that the acquiree had developed certain technology applicable to the furtherance of the Company's business interests. In November 2001, this transaction was rescinded, since the acquiree did not have the research and development or capability to provide such technology enhancements that the Company originally was led to believe existed. The financial statements have given effect to this transaction as a rescission retroactive to the date entered into, June 30, 2001, thereby restating the previously issued filing as mentioned above. The effect of this transaction on stockholders' equity is to treat the shares issued as outstanding, despite the stop order to prevent any transfer of the shares to private parties. At such time as the shares issued to the acquiree have been recovered, cancelled and/or voided, the presentation included in stockholders' equity will stay.

Stock Split

The financial statements have given effect to a 10 for 1 forward stock-split approved by the Board of Directors on June 30, 2001. All references to shares issued from inception are with respect to such stock split.


                              MAKE YOUR MOVE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, disclosures about fair value of financial instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of the Company's financial instruments, which are cash and accounts payable approximate fair values due to the short-term maturities of such instruments.

Restatement

The initial amount paid by shareholders for their 10,000,000 shares of common stock and loss for the year ended September 30, 1999, have been increased by $49,000 representing the additional amount paid by shareholders for their stock which was expended for the purchase of a basketball team franchise in the American Basketball Association League. The league failed to materialize resulting in a worthless franchise.

Loss Per Share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS No.128) "Earnings Per Share". Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. For presentation purposes, all shares used in the computation of loss per share are post-split.


                              MAKE YOUR MOVE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001


NOTE 2- INCOME TAXES

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting of which depreciation is the most significant. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to more likely than not realized in future tax returns. Tax law and rate changes are reflected in income in the period such changes are enacted.

Since inception, the Company has continued to sustain operating losses. For income tax purposes operating losses constitute start-up costs, which may be amortized or permanently capitalized, however, approximately $82,000 of the $258,000 of operating loss to date is not deductible since that amounted resulted from non-deductible capital contributions for services and overhead. Therefore, as of September 30, 2001, the deferred tax benefit and asset of approximately $60,000 has not been recorded because it is offset by a valuation allowance of the same amount as management cannot determine, at the present time, that it is more likely than not that such tax benefit will be utilized in future periods. Any resulting amortization of start-up costs for tax purposes is available for a period of 15 years to offset future taxable income, once the Company's business commences for income tax purposes.

NOTE 3 - INVESTMENT BANKING AGREEMENT

On June 19, 2001, the Company entered into an investment banking agreement for a minimum period of 6 months, to assist the Company in raising up to $15,000,000 of convertible preferred stock and/or implementing a business combination. The
Company advanced a total of $17, 500 as of September 30, 2001, which was contributed by the principal shareholder to the Company. If the Company is successful in raising additional equity, total compensation, less the retainer, is applicable of 6 percent of total equity placements and warrants equal to one percent of the fully diluted shareholder interest of the Company, after the effect of the issuance of the all equity securities with a strike price equal to the implied sale price per share in the placement, with a term of 5 years, and piggy-back rights after the completion of an initial public offering. In the case of a business combination, a fee payable in cash of 3 percent of the total enterprise value will apply, less the retainer.

The investment banker is also entitled to receive reimbursement for up to $3,500 per month, excluding any legal fees and costs, without prior written permission of the Company.

NOTE 4- MANAGEMENT AGREEMENT

Effective June 30, 2001, the Company entered into an agreement with DCP to provide management services for DCP and become the exclusive agent for the sales of DCP products. The cost and payment for such management services shall commence at the time DCP is profitable and has adequate cash flow from the sales of its products for three consecutive months.

                              MAKE YOUR MOVE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001


NOTE 5 - GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue in existence is dependent on its ability to develop additional sources of capital, and/or achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management's plan is to obtain additional equity, thereby providing positive cash flow until profitable operations are achieved.

NOTE 6 - SUBSEQUENT EVENTS

Registration Statement

The Company anticipates the filing of a registration statement with the Securities and Exchange Commission on Form SB-2. The filing, when effective, should allow the Company to proceed with the necessary capital to further its game platform technology development.




                                      F-6




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